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                                                        Exhibit (a)(5)(viii)


For Immediate Release


     VERTRUE ANNOUNCES PRELIMINARY RESULTS OF DUTCH AUCTION TENDER OFFER


STAMFORD, Conn., January 10, 2005 - Vertrue Incorporated (the "Company") (Nasdaq: VTRU), a leading marketing solutions company, announced today the preliminary results of its modified Dutch auction self tender offer to purchase up to 500,000 shares of its common stock. The self tender offer expired at 5:00 P.M., New York City time, on January 7, 2005.

Based on a preliminary count by the depositary for the tender offer, 606,106 shares of common stock were properly tendered and not withdrawn (including 220,262 shares that were tendered through notice of guaranteed delivery) at or below $38.50 per share. Based on the preliminary count, Vertrue has elected to exercise its right to purchase the 106,106 additional shares tendered and expects to purchase all properly tendered shares at $38.50 per share for a total purchase price of $23.3 million. All shares purchased in the tender offer shall be purchased at the same price.

The actual number of shares and purchase price per share are subject to confirmation by the depositary of the proper delivery of all shares tendered and not withdrawn. Payment for the shares accepted for purchase, and return of all other shares tendered, will occur promptly after the completion of the final purchase price computation.

ABOUT VERTRUE
Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


Contacts:  Vertrue Incorporated
           James B. Duffy, 203-324-7635